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                             CEC ENTERTAINMENT INC.
                               Host: Mike Magusiak
                            May 1, 2007/3:30 p.m. CDT
                                                                        Page 1






                             CEC ENTERTAINMENT INC.

                                   May 1, 2007
                                  3:30 p.m. CDT



Moderator

                    Ladies and gentlemen, thank you very much for standing by, and welcome to the CEC Entertainment teleconference call. Now at this time, all lines are in a listen-only mode. Later there will be a question and answer session, and instructions will be given at that time. As a reminder, this conference is being recorded. Now I'd like to turn the conference over to your host, Mike Magusiak. Please go ahead, sir.

M. Magusiak

                    Thank you. Welcome to our conference call. I'm Mike Magusiak, President of the company. I'm joined by Dick Frank, our Chairman and CEO, and Chris Morris, our Executive Vice-President and Chief Financial Officer.

                    Before we begin today's discussion, I would like to make you aware that some of the information presented today may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those implied in the forward-looking statements. Information on the company's risk factors was included in our press release and is also included in the company's filings with the SEC.

                    Our primary objectives for today's call are: 1) to discuss sales and earnings results for the first quarter; 2) to discuss our refined strategies in which we allocate capital to increase comparable store sales, improve return on investment, increase free cash flow, and enhance long-term shareholder value; and 3) to comment on our outlook for the business going forward.

                    Chris, please provide a discussion of our restatement and financial performance.

C.Morris

                    Thanks, Mike. First, I'm pleased to announce that on Monday, April 23rd, the company filed all outstanding SEC reports, bringing closure to the restatement process. It's nice to be current with our filings and have the restatement behind us.

                    Secondly, to better understand our financial performance in the first quarter of 2007, let's start by revisiting the financial impact of the Every Kid's a Winner promotion, which ran in the first quarter of the prior year. Every Kid's a Winner was an instant win promotion whereby every child under the age of 12 was presented with a game card upon entering one of our stores. Each game card provided a child with an opportunity to instantly win 5 to 20 free tokens. This promotion was very successful at generating increased excitement about visiting Chuck E. Cheese's and regaining traffic momentum. Traffic growth in the first quarter of the prior year was estimated at 4% to 5% positive growth. However, because of the free token component of the promotion, average guest check declined 3% to 4% in Q1 of the prior year. Therefore, from a comparison standpoint, Q1 of 2006 was a tough comparison from a traffic perspective, but a benefit from an average guest check and margin perspective.

                    Comparable store sales for the first quarter of 2007 were up 0.5%. To better understand the company's sales performance, let's dig a little deeper into sales trends during the quarter. Comparable store sales for the first ten weeks of the quarter were up 3%, and for the last three weeks were down 7.5%. We believe the primary reason for the sales deterioration during the end of the quarter was the timing of school spring breaks. It's our belief in 2007 more schools scheduled their spring break in April compared to March in the prior year. This is supported by the fact that sales growth has recovered in the first four weeks of quarter two with comparable store sales growth up 4.7%.

                    Total revenues grew 2.6% to $233 million due to a combination of the growth in comparable store sales and a weighted average increase of nine company owned stores. Net income for the quarter increased 11% to $32 million and diluted earnings per share for the quarter increased 13% to $0.95 from $0.84 in the first quarter of the prior year.

                    In regards to margins, pretax income as a percent of revenues improved 140 basis points to 22.1%.

                    Now let's review the line item details of this change. Food, beverage, and related cost as a percentage of revenues decreased 70 basis points from 12.1% in 2006 to 11.4% in 2007 despite an $0.11 increase in the average price paid per pound of cheese this year compared to the same period in the prior year. This benefit was achieved primarily due to a higher guest check, fueled by a 2.8% increase in menu prices, and the lower average guest check in the prior year due to the Every Kid's a Winner promotion.

                    Games and merchandise cost as a percent of revenues improved 20 basis points from 4.4% in 2006 to 4.2% in 2007, primarily due to cost pressures in the prior year associated with Every Kid's a Winner. Labor costs as a percent of revenues decreased 130 basis points from the prior year from 26.3% in 2006 to 25% in 2007 despite a 5.5% increase in average hourly wage rates. This improvement was attributable to continued productivity gains at the store level, coupled with a higher guest check.

                    SG&A expenses as a percentage of revenues increased 20 basis points from 12.5% in 2006 to 12.7% in 2007 primarily due to increases in several miscellaneous items totaling 70 basis points, which were partially offset by a 50 basis point reduction in advertising expenses. Depreciation and amortization expenses increased 7.5% to $17.1 million in 2007 due to capital invested in new and existing stores.

                    Interest expense as a percent of revenues increased 40 basis points from 0.8% in 2006 to 1.2% in 2007 due to a combination of higher interest rates and an increase in average debt balance. Operating expense as a percent of revenues decreased 10 basis points from 16.1% in 2006 to 16% in 2007. The details of this 10 basis point change are as follows: a 50 basis point decrease in insurance expense associated with continued favorable trends in general liability and Worker's Compensation claims; a 20 basis point decrease in repairs and maintenance expense; a 30 basis point increase in rent expense; and a 30 basis point increase in asset write-offs. Our effective tax rate was 37.8% for the quarter.

                    In terms of cash flow, during the first quarter, we generated approximately $85 million in operating cash flow and used $29 million in capital expenditures, $22 million in share repurchases, and $36 million to reduce outstanding borrowings on our line of credit, to end the quarter with $133 million drawn on the line.

                    Mike Magusiak, the president of our company, will now update you on our strategies to drive shareholder value.

M. Magusiak

                    Thanks, Chris. Comparable store sales on a year-to-date basis through 17 weeks have increased 1.4%. We believe that this comparable store sales increase represents reasonably good performance considering a somewhat soft consumer environment in the casual dining sector and weather that we believe negatively impacted sales results. In our opinion, the execution of our strategies is positively impacting comparable store sales and earnings per share.

                    Our refined strategies that we announced in mid 2006 include: first, a significant increase in capital reinvestment in existing stores; next, the execution of a targeted development plan of opening 8 to 12 high volume stores per year; and finally, enhanced value to our guests with improved and increased distribution of coupons, cross promotions, and e-marketing. We believe the long-term benefits of this strategy will result in higher comparable store sales and return on investment, improved operating focus, and significant free cash flow.

                    We will ultimately evaluate the effectiveness of our capital initiatives over at least a two- to three-year time frame. However, the short-term financial results since we announced our refined strategies in mid 2006 are encouraging. Comparable store sales and earnings per share over the past three quarters have increased 2.9% and 17.9% respectively. As always, there is short-term volatility within a time frame this short, but we believe the performance reflects directionally the effectiveness of our strategies.

                    As we look to build on our objectives to achieve a higher return on investment and increase free cash flow, we've developed a strong and focused 2007 strategic plan, including the following primary components: capital reinvestment into existing stores, marketing our concept, enhancing our value, and opening approximately ten company stores in 2007 with high sales and return on investment.

                    Capital reinvestment: We believe that we have a very effective capital reinvestment plan that significantly enhances our facility and entertainment product. We project that we will reinvest approximately $56 million of capital impacting 155 stores or approximately one-third of our 484 company stores open at year end 2006. This plan includes 55 major remodels, 15 store expansions, 65 game enhancements, and 20 small market remodels.

                    A major remodel initiative typically includes allocating additional space to the game room, an increase in the number of games and rides and, in most cases, may include a new exterior and interior identity. A new exterior identity includes a revised Chuck E. Cheese logo and signage, updating the exterior design of the buildings, and in some restaurants, colorful new awnings. The interior components including painting, updating decor, a new menu board, enhanced lighting, remodeled restrooms, and an upgraded salad bar.

                    In addition to expanding the square footage of existing restaurants, expansions typically include all components of a major remodel, including an increase in the number of games and rides. The primary components of the game enhancement initiative are to provide new games and rides. Small market remodels primarily include new games and rides and typically the removal of seating.

                    We're off to an excellent start and are on track to execute our previously announced capital reinvestment plan. During the first quarter, we completed 13 major remodels, 2 expansions, 7 game enhancements, and 8 small market enhancements. We project that during the second quarter, we'll impact approximately 40 to 45 additional stores with capital improvements.

                    Marketing our concept. The next important component of our strategic plan is marketing our concept. We believe that we had a very strong media plan during the first quarter. We estimate that our advertising point levels increased 16% during the first quarter compared to the same quarter last year. We also broadened our advertising reach by airing sponsorship announcements for the first time in our history on Playhouse Disney. Our advertising expense as a percentage of sales decreased from 4.1% in the first quarter of last year to 3.6% in the first quarter of this year. This efficiency was primarily achieved by 100% utilization of 15-second commercials and the economies of scale with increased revenues.

                    In summary, we believe that we have a very strong marketing plan for 2007. We project a 15% increase in kids advertising impressions with broader reach on Playhouse Disney and costs are projected to decrease 50 to 60 basis points as a percentage of sales.

                    The third major component of our strategic plan is to focus on value, resulting in increased frequency. Last year, we significantly enhanced our plan by increasing the distribution of our freestanding insert coupon program to 16 inserts compared to 13 inserts in prior years, adding quality cross promotion coupons and by e-mailing special offers to our consumer database. Sales dollars from coupon redemptions and value meals as a percent of total sales increased 1.9% in 2006 compared to 2005.

                    Our value initiatives during the first quarter were very effective with sales dollars from coupon redemptions and value meals as a percentage of total sales increasing 3.9% while still maintaining excellent margins. The most significant increase in coupon redemptions was attributable to direct e-mail coupons, freestanding insert coupons, and cross promotions, including DreamWorks DVD release of Over the Hedge and Flushed Away. The significant increase in coupon redemptions and value meals is attributable to the effective implementation of our value initiatives and the favorable comparison to the first quarter of last year with the Every Kid's a Winner promotion that reduced coupon redemptions and value meals.

                    The fourth component of our strategic plan is new store development. Continuing our focus on improving returns on capital, we plan to execute a targeted development plan of opening high volume stores in densely populated markets. We currently anticipate opening ten new stores, including three relocated stores in 2007. During the first quarter, we opened three new stores in Escondido, California; Joliet, Illinois; and Houston/Pasadena, Texas. Each of these stores has opened extremely strong. In addition, we have five stores under construction, of which we expect four of these stores to open in the second quarter.

                    The average square footage of new stores in 2007 should approximate 12,500 square feet with pro forma average sales in excess of $2 million. This compares to company store average annual sales of approximately $1.650 million in 2006. Due to building larger stores, we anticipate the average capital cost of new stores in 2007 will approximate $2.2 million, resulting in total capital expenditures for new stores approximating $22 million.

                    In summary, our plan to enhance long-term shareholder value focuses on the execution of our strategic plan, which should result in increased free cash flow that we intend to return to shareholders in the form of share repurchases. We believe that our strategies will increase comparable store sales and profitability, improve return on investment, and increase free cash flow.

                    During 2004 to 2006, we repurchased $298 million of our stock or 8.4 million shares, representing 25% of year end 2006 diluted shares outstanding. Year-to-date, we have purchased an additional 22 million of our stock.

                    Our   board  of   directors   authorized   a  $400   million
                    share-repurchase in 2005, of which we have $258 million remaining on that repurchase authorization. We intend on continuing to return capital to our shareholders in the form of share repurchases.

                    I'll now turn the call over to Chris to comment on our outlook for the business going forward.

C. Morris

                    Thanks, Mike. Our estimate for 2007 diluted EPS is a range of $2.25 to $2.30, reflecting a 10% to 13% growth rate. Incorporated into this guidance are the following items, comparable store sales growth assumption of approximately 2% for fiscal year 2007. As Mike stated earlier, on a year-to-date basis, comparable store sales growth is 1.4%. We continue to see evidence that our strategies are working and we remain optimistic about long-term comparable store sales growth.

                    Recently, cheese prices have increased more than previously forecasted. While difficult to project, we're currently forecasting cheese prices in fiscal year 2007 to exceed 2006 levels by approximately $0.20 to $0.30 per pound, increasing the food costs approximately $2 million to $3 million or 20 to 40 basis points.

                    Federal and state minimum wage increases are estimated to increase labor costs approximately $5 million or 60 to 70 basis points as a percent of revenue.

                    We're assuming an effective tax rate of 37.8%; ten new unit openings, including three relocations; total capital expenditures of approximately $90 million to $92 million; and free cash flow of approximately $60 million to $65 million defined as operating cash flow minus capital expenditures.

                    I would now like to provide our EPS outlook by quarter. We're providing this guidance for the remaining three quarters of the year because current analyst estimates for the second and third quarter differ from our internal forecast. We believe this variance is primarily due to the company's restatement of its financial statements. Our estimates are lower than the analyst mean for the second quarter, but higher than the analyst mean for the third quarter.

                    We're currently estimating Q2 diluted EPS to be in a range of $0.33 to $0.35, reflecting a 10% to 17% growth rate. Q3 diluted EPS is estimated to be in a range of $0.60 to $0.62, reflecting a growth rate of 13% to 17%, and Q4 diluted EPS to be in a range of $0.36 to $0.37, reflecting a growth rate of flat to 3%. The Q4 EPS growth rate is impacted by certain nonrecurring adjustments in the prior year, netting to a $3 million benefit in the fourth quarter of 2006.

                    With that, I would now like to turn the call over to Dick for his concluding comments.

D. Frank

                    Thanks, Chris. Earnings and cash flow during the first quarter were strong. This quarter represents the highest revenue, net income, and earnings per share in the history of our company. Revenue growth of 2.6%, including comparable store sales growth of 0.5%, provided an increase in net income and earnings per share of 11% and 13.1% respectively. Net cash flow from operating activities during the first quarter totaled $85 million. This strong cash flow was utilized to reinvest in our existing stores, open three new stores, for total capital expenditures of $29 million, repurchased treasury stock totaling $22 million, while reducing debt by $36 million.

                    This quarter also marks the fifth consecutive quarter of an increase in comparable store sales. Yet comparable store sales for the quarter and on a year-to-date basis reflect a great deal of volatility. We believe the primary cause of this volatility is the timing of spring breaks between the two years. Comparable store sales during the first ten weeks of 2007 increased 3%. The next three weeks were down 7.5%, and the last four weeks increased 4.7%.

                    We believe that the year-to-date comparable store sales increase of 1.4% is relatively strong when considering a soft economic environment, as seen in casual dining comparable store sales, higher gas prices, and weather that in our opinion negatively impacted sales in both the quarter and on a year-to-date basis. Stepping back from these short-term results, we do believe the 2.9% comparable store sales experienced over the past three quarters to be reflective of the effectiveness of our strategies over the longer-term.

                    At this time, Mike, Chris, and myself would be glad to answer any questions you may have.

Moderator

                    We have our first question from the line of Michael Gallo with C.L. King.

M. Gallo

                    A question I have, I think if I heard you right, and correct me if I'm wrong, you indicated that - what was the same store sales so far in the current quarter? Did you say that it was up 4% or was that the last weeks of the prior quarter?

C. Morris

                    Comparable store sales for the first four weeks of the second quarter were up 4.7%.

M.Gallo

                    I guess in looking at that, clearly the second quarter on the sales line is off to a good start. I was wondering how much you have factored into the second quarter for pre-opening expense for the roughly four new units you expect to open this quarter.

M. Magusiak

                    We typically will spend, depending on the rent structure, about $80,000 to $90,000 per new store. And as we said earlier, we anticipate four stores to be open here in the second quarter.

M. Gallo

                    I guess when I look at the strength of sales, it seemed that your forecast for earnings would be based on obviously some meaningful moderation of the trends. Is it just the promotions or how things line up? It would seem to me that I would have thought the second quarter earnings number would have been higher, particularly given so far where the sales trend is.

M.Magusiak

                    It's a low seasonal quarter, and our earnings per share guidance reflects a 10% to 17% increase in the second quarter. So from our perspective, 17% is a really strong second quarter, especially considering it's a seasonally low quarter.

M.  Gallo

                    Right, so I guess it's just some of the restatements have also made the comparisons a little bit or changed the comparisons somewhat.

M.  Magusiak

                    Yes. That would be on an  apples-to-apples  basis what we're
                    giving  you  in  our  earnings  per  share  guidance.   It's
                    comparable to the second quarter of last year.

M. Gallo

                    Right. Thanks a lot.

Moderator

                    Now we go to the line of Mark Sheridan with Johnson Rice.

M. Sheridan

                    Mike, I wanted to ask you a question, and then I have a follow up for Chris. First of all, the strategies, as you outlined on the call today, obviously as you indicated, are similar to the strategies that you've outlined for the past few quarters in your focus on improving ROI and free cash flow. The thing that was a little different that I heard on the marketing front today about the relationship with or the sponsorship of Playhouse Disney. I know historically you have not done stuff with Disney or specifically with the Disney network, so I wanted to talk - and one of the reasons, as I understand, is because the cost of that and the cost effectiveness of that was not as strong a payback, if I'm using the terms correctly.

M. Magusiak

                    Right, Mark.

M. Sheridan

                    But you talk about this relationship in line with talking about increasing your advertising points and you're doing this all at lesser expected cost this year. Can you kind of reconcile that for me?

M. Magusiak

                    Yes. I sure can, Mark. I think first of all, our relationship with Playhouse Disney, we see as an opportunity to reach out to a broader audience past Nickelodeon or Cartoon Network or other PBS areas that we advertise. So first, it's just a broader reach.

                    Secondly, we're able to increase our points targeting kids into a secondary audience, with moms of about a 15% to 16% increase. But if you remember last year, we were testing 30-second commercials. And so by going to 15-second commercials, we're able to increase the number of points targeted to both moms and the kids. Then the final efficiency is the increased revenue of about 3%, so when you combine all three of those, that's where we're able to have a strong marketing plan in a more efficient manner.

M. Sheridan

                    Can you talk a little bit? I mean how does Playhouse Disney broaden your reach? Specifically, who do you think you're reaching that you weren't reaching previously or who are you reaching more often?

M.Magusiak

                    It might just be moms or parents watching their younger kids that have a strong preference to watch that specific programming, Playhouse Disney, and they may not watch one of the other channels that we're advertising on, so that's where we see the broadening of the reach.

M.Sheridan

                    Chris, my follow up for you is, at the end of your talk, you kind of ran through the quarterly look for the second and third quarter. I wasn't as quick as I should be, and I know some of this is in your 10-K, which was filed recently in terms of the restatement, but would you do that again for the call in terms of your guidance for the second and third and how that compares with the restated numbers?

C. Morris

                    Sure. No problem. Our guidance for the second quarter is a range of $0.33 to $0.35, a 10% to 17% growth rate. Q3 diluted EPS is estimated to be in a range of $0.60 to $0.62, a reflection of 13% to 17% growth rate, and then Q4 is estimated to be $0.36 to $0.37, which reflects a growth rate of flat to 3%.

M. Sheridan

                    In the fourth quarter last year included $3 million?

C. Morris

                    Yes.  That's  correct.   There  were  certain   nonrecurring
                    adjustments that netted out to a $3 million benefit.

M. Sheridan

                    Thank you.

Moderator

                    Next, we'll go to the line of Bill Baldwin with Baldwin Anthony Securities.

B. Baldwin

                    I wanted to get your comments on what you thought was the primary catalyst behind the fairly significant change in the products between this quarter and the year ago quarter. The food and beverage as a percent of your revenues was lower than a year ago and the gains were quite a bit higher. Does that reflect the types of couponing and promotions that are being done, or are there other factors do you think that are driving this change here, and do you expect the change to be more permanent going forward?

M.Magusiak

                    There are two things that are impacting that, Bill. The first is Every Kid's a Winner promotion last year, because we gave away up to 20 tokens, what we saw there was that because the kids received free tokens, they did not purchase as many tokens last year in the first quarter, so we're up against game sales that were reduced last year because of our frequency promotion. That would be a factor.

                    Then second, if you just take out the Every Kid's a Winner, because we were putting in such good games, if you look out over the last two to three quarters, our game mix has been going up, as we put these great games in our new stores. So that's why such a large increase in games in the first quarter was offset by the Every Kid's a Winner.

B. Baldwin

                    I see. Thank you.

Moderator

                    We do have our last question in queue at this time from the line of Paul Westra with Cowen.

J.Miller

                    This is actually Jake Miller on behalf of Paul. Sorry if I missed this, but I was wondering if you would be willing to quantify the impact of the spring break in the quarter, as well as the impact of the weather.

C. Morris

                    I'll start with the spring break and then, Mike, I can turn it over to you for the weather. The first thing I would say, Jake, is that it's very difficult for us to go back and know with certainty exactly what the impact is of spring break. I can just tell you what we know ... first ten weeks, we were on a really good trend, growing sales 3%. Then those last three weeks of the first quarter, the sales just dropped 7.5%. It's typically pretty unlikely that we see that significant of a change just due to normal business trends, but that's the first point of evidence.

                    Secondly, we recently started subscribing to a database that tracks school spring breaks. The overwhelming majority of spring breaks did fall in April versus March, so that's a second piece of evidence that pointed to the fact that sales deterioration was due to the timing of spring breaks.

                    Then obviously sales recovering in the fourth period where we're up 4.7% is the last and final piece, but for me to go in and actually quantify and tell you that X percent is due to the spring break timing difference, I just don't have enough data to be able to tell you that with a high degree of precision.

J.Miller

                    Thanks, guys.

M.Magusiak

                    On the weather, we have not tried to quantify weather, and we typically believe that weather evens out over a quarter, and we for sure believe, unless there's something just extraordinary like a Katrina, that it evens out over a year. But we do track weather. Our marketing department does a good job in that area, and when we just go back week-by-week, we saw a number of instances when we had a snowstorm, an ice storm in the Midwest, that the four other regions were up 2% in week four and the Midwest was down 8%. We had another huge snowstorm in the Northeast in week seven and they were off about 15% and the other regions were up 6%. You're always going to have that in any first quarter that the weather is going to hit you, but when we go week-by-week-by-week, we do believe that weather impacts us in this quarter. And again, I believe over the course of the year, it'll even out, but in this specific quarter, we do think it negatively impacted sales.

J. Miller

                    Great. Thanks.

Moderator

                    At this time, we have no additional questions. Please continue.

M.Magusiak

                    We appreciate your participation in the conference call, and if you'd have any other questions, please feel free to call Chris, Dick, or myself. Thank you.

Moderator

                    Thank you very much, sir. Ladies and gentlemen, this does conclude your conference for today. Thank you for your participation and for using the AT&T Executive TeleConference Service.